[AXA EQUITABLE RETIREMENT INCOME FOR LIFE]


                                      DATA

PART A -- This part lists your personal data.

Owner:              [JOHN DOE]      Age: [60]    Sex: [Male]

[Joint Life is NOT available under TSA and QP Certificates]
If the Certificate is issued on a joint life basis:
[Successor Owner:]  [MARY DOE]      Age:  [55]   Sex:  [Female]

If the Certificate is issued on a joint life basis with joint ownership rights in the Successor Owner (NQ only):

[Successor Owner (and joint owner): [MARY DOE]      Age:  [55]   Sex:  [Female]]

Annuitant:                          [JOHN DOE]      Age:  [60]   Sex:  [Male]

If Certificate is issued to a non-natural Owner:

     On a single life basis:

                    [Annuitant:] [JOHN DOE] Age: [60] Sex: [Male]

[Joint Life is NOT available under TSA and QP Certificates]

     On a joint life basis:

                    [Joint Annuitant:]   [MARY DOE]   Age: [55]    Sex: [Female]
[Contract: Group Annuity Contract No. AC [2006RIFL2MC(NY)]

Certificate Number:              [00000]

       Endorsements Attached:
       [Market Segment Endorsements]
               [Endorsement Applicable to Non-Qualified Certificates Edorsement Applicable to IRA Certificates
               Endorsement Applicable to Roth IRA Certificates
               Endorsement Applicable to TSA Certificates
               Endorsement Applicable to Defined Contribution Qualified Plan Certificates]

Issue Date:    [February 1, 2006]
Contract Date: [February 1, 2006]

Maximum Maturity Date:              [February 1, 2041]

At the maximum Maturity Date, you may continue the Certificate in its current status. We will notify you in the Contract Year that is at least one year prior to the year in which the maximum Maturity Date occurs that you may elect (i) an Annuity Benefit, (ii) a lump sum distribution of the Annuity Account Value, or (iii) any extension of the Maturity Date we permit. The Maturity Date may not be prior to thirteen months from the Contract Date.

Beneficiary: [JANE DOE]

[AXA Equitable Retirement Income for Life] Benefit Disclosure: Your Income Base will increase when contributions are made to your Certificate. Excess Withdrawals under your Certificate may reduce your Income Base. The AXA Equitable Retirement Income for Life Benefit may not be voluntarily terminated. The charges under the Certificate generally apply for the life of the Certificate.

[For IRA, QP and TSA Certificates only]
[Unless you elect our Automatic RMD service and comply with the conditions set forth in the Certificate, the AXA Equitable Retirement Income for Life Certificate may have limited usefulness to you because partial withdrawals to satisfy minimum distribution rules might result in an Excess Withdrawal, reducing your Income Base and your Guaranteed Annual Payment amount. You should consult with your tax advisor to determine if this Certificate is appropriate for your circumstances.]

2006RIFL2DP(NY)                                                      Data page 1
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PART B -- This part describes certain provisions of your Certificate.

Contribution Limits:
     Initial Contribution minimum: [$25,000.]
     Subsequent Contribution minimum: [$1,000]

Subsequent Contributions are not permitted after the later of: (i) the end of the first Contract Year and (ii) the date the first Withdrawal is taken. In no event are subsequent Contributions permitted anytime after the Annuitant attains age [86].

[We may refuse to accept any Contribution if the sum of all Contributions under all [AXA Equitable Retirement Income for Life] Certificates with the same Annuitant or Owner would then total more than $1,500,000. We reserve the right to limit aggregate Contributions made after the first Contract Year to 150% of first year Contributions. We may also refuse to accept any Contribution if the sum of all Contributions under all AXA Equitable annuity accumulation Contracts/Certificates applicable to any Owner or Annuitant, including a combination thereof, designated under this Certificate would total $2,500,000.]

Initial Contribution Received:                                     [$100,000.00]

Variable Investment Options available.  Your allocation is shown.

  Variable InvestmentOptions                              Allocation
  --------------------------                              -----------
o [AXA Conservative Allocation Portfolio                 [$20,000.00]
o AXA Conservative-Plus Allocation Portfolio             [$20,000.00]
o AXA Moderate Allocation Portfolio                      [$20,000.00]
o AXA Moderate-Plus Allocation Portfolio                 [$20,000.00]
o AXA Aggressive Allocation Portfolio]                   [$20,000.00]
                                                         -----------------------
                              Total: [$100,000.00]

Variable Investment Options shown above are Variable Investment Options of our Separate Account No. [49].

Transfer Rules (see Section 4.02): Transfer requests must be in writing and delivered by U.S mail to our Processing Office unless we accept an alternative form of communication (such as internet or fax ). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the contract prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time.

We reserve the right to:

     a) limit transfers among or to the Variable Investment Options to no more than once every 30 days, and,

     b) require a minimum time period of not greater than 30 days between each transfer into or out of one or more specified Variable Investment Options.


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Minimum Withdrawal Amount (see Section 5.01): The minimum withdrawal amount for
Lump sum Withdrawals is: [$300].

[If we offer Guaranteed Annual Payments through an optional Automatic Payment Plan]
[Guaranteed Annual Payments (see Section 6.02)

     Withdrawals under [Automatic Payment Plans]:

     Withdrawals under an [Automatic Payment Plan]: May not start sooner than [28] days after issue of this Certificate.

     You may elect to receive automatic payments based on any of the following frequencies: [monthly, quarterly or annually]. The frequency you elect determines the amount of the Guaranteed Annual Payment you receive on each scheduled payment date.

     You may elect one of the following Automatic Payment Plans to receive your Guaranteed Annual Payments. If you take a lump sum withdrawal once you have elected an [Automatic Payment Plan], the Plan will terminate for that and subsequent Contract Years. You may re-elect an [Automatic Payment Plan] in the following Contract Year provided your Annuity Account Value has not fallen to zero as described in Section 6.02.

          [Maximum Payment Plan]: The [Maximum Payment Plan] withdraws the full Guaranteed Annual Payment amount each Contract Year. Payments are based on the frequency you elect under this plan. Each scheduled payment is equal to your Guaranteed Annual Payment amount divided by the number of scheduled payments per year. Any payments that are to be made after the Annuity Account Value falls to zero, as described in
          Part VI, will continue on the same frequency.

          [Customized Payment Plan]: The [Customized Payment Plan] withdraws a fixed amount that is less than or equal to the Guaranteed Annual Payment amount. Payments are based on the amount and frequency of the payment you elect under this plan. If payments are to be made after your Annuity Account Value falls to zero while you are taking payments under the [Customized Payment Plan], then the remaining balance for the Guaranteed Annual Payment for the Contract Year in which your Annuity Account Value fell to zero will be paid in a lump sum and payments equal to the Guaranteed Annual Payment amount will continue to be made thereafter in the same frequency as on the benefit transaction date.]

     [Applicable only to the Traditional IRA, TSA and QP markets]
     [Lifetime Required Minimum Distributions:

     When the lifetime Required Minimum Distribution ("RMD") Rules described in any endorsement hereto apply to your Certificate, and you elect our Automatic RMD service, any lifetime required minimum distribution payment we make to you under our Automatic RMD service will not be treated as an Excess Withdrawal. If you elect either of our [Automatic Payment Plans] (the [Maximum Payment Plan] or the [Customized Payment Plan]) and our Automatic RMD service, we will make a payment in addition to the Guaranteed Annual Payment amount if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Certificate. The combined [Automatic Payment Plan] payments and lifetime required minimum distribution payment will not be treated as Excess Withdrawals. However, if you take any lump sum withdrawals in addition to your lifetime required minimum distribution while using our Automatic RMD service and Automatic Payment Plan payments, the additional lump sum may cause an Excess Withdrawal and may be subject to a Withdrawal Charge described in Part IX. Further, your Income Base and Guaranteed Annual Payment amount may be reduced.


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         If you elect our Automatic RMD service and do not elect one of our
         Automatic Payment Plans, that is, you elect to take your Guaranteed Annual Payment amount in lump sum withdrawals, we will make a payment if necessary to meet the lifetime required minimum distribution amount for the calendar year for this Certificate. Any lifetime required minimum distribution amount withdrawal you make under our Automatic RMD service will not be treated as an Excess Withdrawal; however, any other lump sum withdrawals in the same Contract Year may be treated as Excess Withdrawals.]

[AXA Equitable Retirement Income for Life] Benefit - Applicable Percentage (see
Section 6.02): The Applicable Percentage is based on age at the time of the first Withdrawal as described in Section 6.02, [AXA Equitable Retirement Income for Life] Benefit.

          Age                                    Applicable Percentage
          ---                                    ---------------------
          [45 to 64                                       [4%
          65 to 74                                         5%
          75 to 84                                         6%
          85 and older]                                    7%]

If your Income Base increases due to an Annual Step-Up after withdrawals begin, the Applicable Percentage may be increased based on the age at the time of the Annual Step-Up as follows:

          Age                                    Applicable Percentage
          ---                                    ---------------------
          [65 to 74                                Increased to [5%]
          75 to 84                                 Increased to [6%]
          85 and older]                            Increased to [7%]

Normal Form of Annuity (see Section 8.04): [Life Annuity 10 Year Period Certain]

[For annuitization ages 80 and greater the  "period certain" is as follows]

          Annuitization Age                      Length of Period Certain
          -----------------                      ------------------------
          [Up to age 79                                    10
          80 through 81                                     9
          82 through 83                                     8
          84 through 86                                     7
          87 through 88                                     6
          89 through 92                                     5
          93 through 95                                     4]

Interest Rate to be Applied in Adjusting for Misstatement of Age or Sex (see
Section 8.06): [6%] per year

Minimum Amount to be Applied to an Annuity (see Section 8.06): [$2,000, as well as minimum of $20 for initial monthly annuity payment.]


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PART C - This part describes certain charges in your Certificate.

Withdrawal Charges (see Section 9.01):

A Withdrawal Charge will be imposed as a percentage of each Contribution made to the extent that a Withdrawal exceeds the Free Withdrawal Amount as discussed in
Section 9.01 or, if the Certificate is surrendered to receive the Cash Value. We determine the Withdrawal Charge separately for each Contribution in accordance with the table below.

                                                  Percentage of
          Contract Year                           Contributions
          -------------                           -------------
                 1                                   7.00%
                 2                                   7.00%
                 3                                   6.00%
                 4                                   6.00%
                 5                                   5.00%
                 6                                   3.00%
                 7                                   1.00%
                 8 and later                         0.00%

The applicable Withdrawal Charge percentage is determined by the Contract Year in which the withdrawal is made or the Certificate is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal Charges will be deducted from the Variable Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Variable Investment Option.

Free Withdrawal Amount (see Section 9.01): The Free Withdrawal Amount is equal to the Guaranteed Annual Payment amount at the beginning of the Contract Year minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Withdrawal Amount will not be deemed a withdrawal of Contributions.

The Free Withdrawal Amount does not apply when calculating the withdrawal charge applicable upon a surrender.


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     For purposes of Withdrawal Charge waiver item 1 reference to "Owner" means:
     (a) under Joint Life Certificates, the second to die of the Owner or the Successor Owner, and (b) under Certificates with a Non-Natural Owner, the Annuitant for a single life Certificate or the second to die of the Annuitant or Joint Annuitant for joint life Certificates.

     For purposes of Withdrawal Charge waiver items 2 through 6, reference to "Owner" means: (a) under Joint Life Certificates, the older of the Owner or the Successor Owner, and (b) under Certificates with a Non-Natural Owner, the Annuitant for a single life Certificate or the older of the Annuitant or Joint Annuitant for joint life Certificates.

[No Withdrawal Charge will apply in these events:

1.   the Owner dies and a death benefit is payable: or

2. the receipt by us of a properly completed election form providing for the application of the Annuity Account Value to be used to elect a life annuity as described in Section 8.05; or

3. the Owner has qualified to receive Social security disability benefits as certified by the Social Security Administration; or the Owner is totally disabled. Total disability is the incapacity of the Owner resulting from injury or disease, to engage in any occupation for remuneration or profit. Such total disability must be certified as having been continuous for period of at least six months prior to Notice of Claim and the Owner must continue to be deemed totally disabled. Written Notice of Claim must be given to us during the lifetime of the Owner and during the period of total disability once per year and such written Notice of Claim, will be applicable for all withdrawals made during that year. Along with the Notice of Claim, the Annuitant/Owner must submit acceptable proof of loss. Such proof of disability must either (a) evidence Social Security disability determination or (b) a statement from one independent U.S. licensed physician stating that the Owner meets the definition of total disability as stated above. This statement will need to be re-certified every twelve months. Failure to furnish proof of disability within the required time will not reduce any claim if it was not reasonably possible to give proof within such time, provided such proof is furnished as soon as reasonably possible and in no event, except in the absence of legal capacity, later than one year from the time proof is otherwise required.

4. we receive proof satisfactory to us that the Owner's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician); or

5. the Owner has been confined to a nursing home for more than a 90 day period (or such other period, if required in your state) as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care services, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U.S. Virgin Islands, or Guam and meets all the following:

          o its main function is to provide skilled, intermediate or custodial nursing care;

          o    it provides continuous room and board to three or more persons;

          o    it is supervised by a registered nurse or practical nurse;

          o    it keeps daily medical records of each patient;

          o    it controls and records all medications dispensed; and

          o its primary service is other than to provide housing for residents.

     [Item 6 below will apply only to Certificate Owners in the market segments under which the Beneficiary Continuation Option is available.]

6.   the Beneficiary Continuation Option is elected.

     [Item 7 will apply only to Certificate Owners in the market segments under which Spousal Continuation applies]

7. the Spousal Continuation option is elected, and the surviving spouse withdraws contributions made prior to the original Owner's death.

8. a withdrawal is made under our Automatic Required Minimum Distribution Withdrawals Program. However, in each Contract Year, the amount of the Required Minimum Distribution withdrawal is included in determining whether subsequent withdrawals during the Contract Year exceed the Free Withdrawal Amount.]



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The withdrawal charge will apply with respect to a Contribution if the condition as described in items 3, 4 and 5 above existed at the time the Contribution was remitted or if the condition began within the 12 month period following remittance.

Charges Deducted from Annuity Account Value (see Section 9.02):

     (a)  Annual Administrative Charge: [None]

     (b) Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 8.02.

     (c)  [AXA Equitable Retirement Income for Life] Benefit Charge:

          The charge for this benefit is a percentage of the Income Base, as shown below, determined and deducted on each Contract Date
          Anniversary:

                                           Current          Maximum
                                           -------          -------
                 on a single life basis:   [0.60%]          [0.75%]

                [on a joint life basis:]   [0.75%]          [0.90%]

          This charge (i) will terminate in connection with a Change of Ownership that terminates the [AXA Equitable Retirement Income for Life] Benefit, or (ii) may decrease in connection with the termination of Successor Owner provisions, as described in Section 6.03,"Certain Changes Under Joint Life Certificates".

     (d) [If the Guaranteed Minimum Death Benefit Rider - Annual Ratchet to Age [85] is elected] Guaranteed Minimum Death Benefit Annual Ratchet to Age [85]: The charge for this benefit is [0.30%] of the GMDB benefit base.

        The charge[s] described in subparagraph (c) [and (d)] above will be deducted on a pro-rata basis for the portion of any Contract Year, pursuant to the termination provision of the benefit, in which a Death Benefit is paid pursuant to Section 7.02, the Annuity Account Value is applied to purchase an Annuity Benefit pursuant to Section 8.05, or the Certificate is surrendered pursuant to Section 5.01.

Number of Free Transfers (see Section 9.03):   The number of free transfers is
                                               unlimited.

Daily Separate Account Charges (see Section 9.04):  [Annual Rate of 1.30%
                                                    (equivalent to a daily rate
                                                    of 0. 003585%)]

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:             Annual rate of 0.80%

Administration Charge:                           Annual rate of 0.30%

Distribution Charge:                             Annual rate of 0.20%]


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